

<ARTICLE>                     5
<LEGEND>
     The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                           0000832091
<NAME>                          Krupp Insured Plus-III Limited Partnership

<PERIOD-TYPE>                    3-Mos
<FISCAL-YEAR-END>               Dec-31-1999
<PERIOD-END>                    Mar-31-1999
<CASH>                            6,548,451
<SECURITIES>                     74,293,422<F1>
<RECEIVABLES>                       505,038
<ALLOWANCES>                              0
<INVENTORY>                               0
<CURRENT-ASSETS>                  1,527,557<F2>
<PP&E>                                    0
<DEPRECIATION>                            0
<TOTAL-ASSETS>                   82,874,468
<CURRENT-LIABILITIES>               304,556
<BONDS>                                   0
<PREFERRED-MANDATORY>                     0
<PREFERRED>                               0
<COMMON>                         82,261,487<F3>
<OTHER-SE>                          308,425<F4>
<TOTAL-LIABILITY-AND-EQUITY>     82,874,468
<SALES>                                   0
<TOTAL-REVENUES>                  1,572,413<F5>
<CGS>                                     0
<TOTAL-COSTS>                             0
<OTHER-EXPENSES>                    403,312<F6>
<LOSS-PROVISION>                          0
<INTEREST-EXPENSE>                        0
<INCOME-PRETAX>                   1,169,101
<INCOME-TAX>                              0
<INCOME-CONTINUING>               1,169,101
<DISCONTINUED>                            0
<EXTRAORDINARY>                           0
<CHANGES>                                 0
<NET-INCOME>                      1,169,101
<EPS-PRIMARY>                             0<F7>
<EPS-DILUTED>                             0<F7>

<F1> Includes Participating Insured Mortgages ("PIMs") of $59,362,179 and
     Mortgage-Backed Securities ("MBS") of $14,931,243.
<F2> Includes prepaid acquisition fees and expenses of $4,783,322 net of accumulated amortization of $3,666,507 and prepaid participation servicing fees of $1,505,207 net of accumulated amortization of $1,094,465.
<F3> Represents total equity of General Partners and Limited Partners.  General
     Partners deficit of ($178,207) and Limited Partners equity of $82,439,694.
<F4> Unrealized gain on MBS.
<F5> Represents interest income on investments in mortgages and cash.
<F6> Includes $244,205 of amortization of prepaid fees and expenses.
<F7> Net income allocated $35,073 to the General Partners and $1,134,028 to the
     Limited Partners. Average net income per Limited Partner interest is $.09 on 12,770,261 Limited Partner interests outstanding.


